Exhibit 99.1 Reconciliation of Non-GAAP Financial Measures

The following presents reconciliations of the non-GAAP financial measures included in the "Cabot Microelectronics
2008 Investor Day" presentation.

Reconciliation of Non-GAAP Gross Profit % Excluding Pads Business to the Nearest Comparable GAAP Measure
(in thousands except %)

					Six Months
	Fiscal Year Ended September 30,				Ended
	2004	2005	2006	2007	March 31, 2008
GAAP - Total Company as Reported
Revenue	$309,433	$270,484	$320,795	$338,205	$187,866
Cost of Goods Sold	$156,805	$141,282	$171,758	$178,224	$100,817
Gross Profit	$152,628	$129,202	$149,037	$159,981	$87,049
Gross Profit %	49.3%	47.8%	46.5%	47.3%	46.3%

Pads Business
Revenue	$2,245	$486	$234	$494	$5,072
Cost of Goods Sold	$4,530	$1,307	$1,919	$3,870	$7,198

Non-GAAP Total Excluding Pads Business
Revenue	$307,188	$269,998	$320,561	$337,711	$182,794
Cost of Goods Sold	$152,275	$139,975	$169,839	$174,354	$93,619
Gross Profit	$154,913	$130,023	$150,722	$163,357	$89,175
Gross Profit %	50.4%	48.2%	47.0%	48.4%	48.8%

Reconciliation of Non-GAAP Cash Flow Measures to the Nearest Comparable GAAP Measures
	(in thousands)

		Cumulative
		Five Years
		Ended
		March 31, 2008
	GAAP Measures - Cash Used in Investing Activities:
	Acquisitions of Businesses Including Earnout, net of Cash Acquired	$23,419
	Purchase of Patents	5,000
	Acquisition of Patent License	3,000
	Purchase of Equity Investments	3,750
	Non-GAAP Measure - Cash Used for Acquisitions, including IP Related	$35,169

	GAAP Measure - Cash from Operations	$290,107
Less:	Cash Used for Capital Investments	(87,422)
	Cash Used for Share Repurchases	(74,992)
	Cash Used for Acquisitions, including IP Related	(35,169)
	Non-GAAP Measure - Cash Used for Increases in Liquidity	$92,524

In addition, on the same slide of the "Cabot Microelectronics 2008 Investor Day" presentation on which the non-GAAP measures above are presented, certain terms were abbreviated as follows:

Abbreviated Description per Investor Day Presentation	Equivalent GAAP Description per Statement of Cash Flows
Cash from Operations	Cash Provided by Operating Activities
Share Repurchases	Repurchases of Common Stock
Capital Investments	Additions to Property, Plant and Equipment
Intellectual Property (IP)	Purchase of Patents or Acquisition of Patent License